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The following is a transcript of TheraSense, Inc.’s year-end conference call, which took place on January 22, 2004, at 5:00 p.m. Eastern Standard Time:

TheraSense, Inc.
Year End Conference Call Transcript
January 22, 2004 – 2:00 p.m. Pacific

Participants:

Mark Lortz, President and CEO
Charlie Liamos, COO and CFO
Mark Tatro, VP of Finance

Operator:

Good day everyone and welcome to TheraSense’s Fourth Quarter 2003 Conference Call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. At that time if you have a question you will need to press the 1 followed by 4 on your touchtone telephone. Any reproduction of this call in whole or in part is not permitted without prior written authorization from TheraSense. As a reminder, this call is being recorded today, Thursday, January 22, 2004. I will now turn this conference call over to Mark Lortz, Chairman and CEO of TheraSense.

Please go ahead Mr. Lortz.

Mark Lortz:

Thank you all for joining us today. I am joined today by Charlie Liamos, our Chief Operating Officer and Chief Financial Officer, and Mark Tatro, our Vice President of Finance. We are please to have the opportunity to review the events and results for the fourth quarter of 2003.

Prior to discussing the proposed, um, transaction I need to advise you that during the course of this call we may make certain forward looking statements regarding future events or future performance. We need to caution you not to place undue reliance on such forward-looking statements. They are not guarantees of future performance and involve known and unknown risks and uncertainties, which may cause actual results and performance to be materially different from that expressed or implied by those forward-looking statements. These risks include the risk that the proposed merger with Abbott Laboratories may not be consummated. Other risks concerning TheraSense, Abbott and their respective operations are detailed in the periodic filings with the SEC of TheraSense and

Abbott, including their most recent filings on Forms 10-Q. Information in this presentation, which is forward looking, represents this outlook only as of today’s date, and we undertake no obligation to update or revise any forward looking statement.

As most of you know, on January 13th, TheraSense and Abbott Laboratories jointly announced a merger agreement for Abbott to acquire all of the outstanding stock of TheraSense for $27 per share in cash. TheraSense followed the announcement with a conference call to discuss the proposed transaction. As such, this conference call will focus on a review of our fourth quarter results. However, first I’ll briefly recap some key aspects of the merger announcement:

This is a one-step cash merger subject only to stockholder approval, antitrust clearance, and other customary conditions to closing.

TheraSense will remain and expand, maintain excuse me, and expand its operations in Alameda, California and our portfolio of innovative FreeStyle products will become part of Abbott Laboratories diabetes care business, which includes their MediSense products.

This transaction will not affect our product offerings or branding, and we will continue to pursue our product development programs like our FreeStyle Navigator continuous glucose monitoring system.

We are very excited about the significant opportunities created by the combined company, which we believe is well positioned to bring innovative products and technologies to the marketplace, and improve the lives of people with diabetes.

The existing TheraSense and Abbott MediSense product lines are quite complementary and both will continue to be marketed, creating opportunities to expand our joint presence both domestically and internationally.

In addition, we believe this combination provides us with a depth of resources, including sales, marketing, product development, and business development resources, that is competitive with the leading players in glucose monitoring.

We are very pleased that Abbott’s commitment to our people and our products, and very proud of all our employees, who made this very positive event possible.

We anticipate that the merger will be consummated early in the second quarter of this year.

Now on to our financial results. Charlie will be discussing our fourth quarter results in detail, but I am very pleased to provide some of the highlights:

TheraSense continues to generate strong growth producing fourth quarter net income of 10 cents per share, up substantially what was generated from last quarter.

We generated total revenue of $61.8 million this quarter, up 34% over Q4 of last year.

Gross margin remained strong at 62% for the quarter.

This makes our 4th consecutive quarter with positive cash flow from operations.

In October we launched FreeStyle Flash, the newest addition to our FreeStyle product line:

FreeStyle Flash is the smallest meter on the market, and like all our FreeStyle line, utilizes the smallest blood-sample size on the market and a common test strip. FreeStyle Flash is a feature-packed system designed for frequent testers like children and active adults.

We continue to roll FreeStyle Flash out on retail shelves in the U.S. to a very positive reception.

In the fourth quarter, we also submitted the pre-market approval application for Navigator, our continuous glucose monitoring system. Last week we received notice from the FDA that the application was accepted for filing and has been granted expedited review status.

As you may know, IMS National Prescription Audit (NPA) data measures the rate at which product flows to U.S. consumers via formal prescriptions.

On a rolling 90-day basis through December 31:

NPA prescription data indicated our share of the test strip market to be 7.2%, up 30.9% from the comparable 90-day period last year.

The FreeStyle system market share for the same period was 11.0%, an increase of 42.9% from the prior year period.

IMS National Prescription, National Sales Perspective excuse me, data reflects purchases by wholesalers and manufacturers, tracking flow of product into the distribution channel.

On a rolling 90-day basis through November 30:

NSP data shows our test strip share to be 6.4%, up 25.5% from the comparable period last year.

NSP data also shows the FreeStyle system has a 13.9% share, an increase of 46.3% from the prior year period.

Nielsen data is compiled from four major drugstore chains (Rite Aid, Walgreen’s, CVS and Eckerds) representing roughly half of the over-the-counter market. For Q4, 2003, FreeStyle product sales represent 10.2% of total category share, a 37.8% increase year-over-year.

Now I’ll ask Charlie to review our financial performance in greater detail…

Charlie Liamos:

Thanks Mark. I will start with our income statement results for the fourth quarter and compare those to the fourth quarter of 2002: As Mark said, Total revenues for the fourth quarter were $61.8 million dollars, an increase of 34% over the fourth quarter of 2002. Our Cost of revenues for the fourth quarter was $23.6 million, a 9% increase over the fourth quarter of 2002.

Gross profit for the fourth quarter was $38.2 million, a 56% increase over the fourth quarter of 2002.

So while revenues were up 34%, gross profit increased by 56%. This is the result of our continued cost reductions and test strip revenue composing a greater proportion of total revenue.

The resulting gross margin for the fourth quarter was 62% compared to 53% gross margin for the fourth quarter of 2002. Our fourth quarter gross margin was up slightly over gross margin in the third quarter of 03 as well. Now I’d like to turn to operating expenses.

Research and development expenses increased by 24% to $5.6 million which represents 9% of revenues and is in the range of 9-11% that we had expected.

Selling, general and administrative expenses increased 9% to $28 million.

This all resulted in our second consecutive profitable quarter.

We had net income of $4.6 million or $0.10 per share compared to a net loss of $5.7 million or $0.14 loss per share for the fourth quarter of 2002.

Now I would like to turn to our balance sheet at year end:

We ended the year with cash and investments of $89.6 million dollars compared to $83.5 million at the end of the third quarter of this year and $77.7 million at the end of 2002.

We are very pleased to be cash flow positive for the second consecutive quarter.

Accounts receivable at years end were $37.9 million.

Day’s sales outstanding on both a weighted and unweighted basis were less than 55 days, demonstrating that inventory is moving through the channel and being paid for.

TheraSense balance sheet inventories went down by 24% when compared to inventories at the end of the third quarter and are down 53% when compared to inventories at the end of last year.

We are very pleased with this inventory reduction in the same quarter that we launched FreeStyle Flash. Accounts payable went down by 38% when compared to accounts payable at the end of the third quarter. This decrease reflects lower inventory purchases and the impact from our continued cost reductions.

We also continued to reduce the debt on our balance sheet. We ended the year with $ 1.9 million in debt. At the end of last year we had $8.3 million in debt on our balance sheet.

With respect to providing financial guidance, given the pending merger with Abbott Laboratories, we will not be providing any guidance and will not be updating or confirming any prior guidance.

This completes my financial overview. Now I would like to turn the call back to Mark.

Mark Lortz:

We have some time for limited questions. So operator, please. Operator: Thank you ladies and gentleman.

At this time, if you have a question, you will need to press the “1” followed by the “4” key on your touch tone phone

You will hear a tone acknowledging your request. If your question has already been answered, you may remove yourself from the queue by pressing the pound key.

Also, if you are using a speaker phone, please pick up your handset before pressing the button.

One moment please for the first question.

Once again if you do have a question, it is “1,” followed by “4” on your touch tone phone at this time.

Thank you. Our first question come from Sam Chang with RBC Capital Markets.

Sam: Hey, good afternoon guys.

Mark: Hi Sam

Sam: No one asking any questions. I guess I’ll ask a quick one.

Expedited review status. Whats you expectation on the timing of to the timing of Navigator (unintelligable)?

Mark: Again, it doesn’t change our overall estimates for the elapsed time Sam. We’re still expecting this to be in the neighborhood of about fifteen months.

Okay, that’s it. Thanks.

Mark: Operator, if there are no other calls, I’ll have my closing remarks. Operator: No sir, our next question comes from Tom Gunderson from Piper Jaffray. Tom: Hey, you cant get away that easy.

Mark: Hi Tom.

Tom: Gotta have a goodbye round of Q&A here:

Two questions. And I realize that some of this may be restricted. I’ll try anyhow.

With the Q4 results that you got. What do think the biggest benefits to having Abbott as a partner in diabetes going to be in addition to their international exposure?

Mark: Well Tom, certainly the stronger breadth in product lines, larger critical mass going forward in both SG&A spending and R&D all bode well for the future. I think they’re very complementary product lines as we mentioned in the calls. So, we look for a significant number of synergies here going forward and we think it’s an exciting opportunity.

Tom: Okay. Second, just kind of a Q4 wind up question. And that is, can you give us an estimate of what you thought wholesale inventories were?

Mark: What we mentioned in the call was the receivables were down, and again we continue to see the inventories dropping. Things are moving through at a very good velocity. Share’s up. So everything is moving in the right direction. (Field?) inventories are going down, our inventories are going down. And velocity through the stores is going up. So everything directionally is in the right shape.

Tom: Well. Good luck. I’m going to miss seeing those number go up.

Operator:

Once again, if you have a question, it is “1” followed by “4” on your touch tone phone at this time.

Since there are no further questions. Mr. Lortz, please continue with any closing comments.

Mark Lortz: Alright. Thank you operator.

Thank you very much for joining us on this call. And I also want to express our deep appreciation to our TheraSense employees for all their hard work in helping us achieve these results, and making a difference to so many people living with diabetes. Our business continues to hit its stride and we believe the combination with Abbott will enable this organization, its products, and its people to make an even greater impact going forward.

Thank you all very much.

Operator:

Thank you ladies and gentleman. That concludes our conference call for today. You may disconnect all lines. Thank you for participating.

END

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense’s stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.